     As filed with the Securities and Exchange Commission on April 10, 2002

                                          Registration No. 333-
                                                               -----------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        THE INTERNET ADVISORY CORPORATION
             (Exact name of registrant as specified in its charter)

        UTAH                                                   87-0426358
        ----                                                   ----------
(State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                            Identification No.)

                               150 E. 58TH STREET
                               NEW YORK, NY 10022
                                 (212) 421-8480
                                 --------------
              (Address, Including Zip Code and Telephone Number, of
                          Principal Executive Offices)

       MODIFIED RETAINER AGREEMENT WITH KAPLAN GOTTBETTER & LEVENSON, LLP
                            (Full Title of the Plan)

                                                            Copy to:

          RICHARD GOLDRING                          ADAM S. GOTTBETTER, ESQ.
THE INTERNET ADVISORY CORPORATION              KAPLAN GOTTBETTER & LEVENSON, LLP
         150 E. 58TH STREET                           630 THIRD AVENUE
         NEW YORK, NY 10022                       NEW YORK, NEW YORK 10017
          (212) 421-8480                              (212) 983-6900

 (Name, Address and Telephone Number, including
        Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED
                                                     AMOUNT TO          MAXIMUM            PROPOSED            AMOUNT OF
              TITLE OF SECURITIES                        BE             OFFERING           MAXIMUM            REGISTRATION
                TO BE REGISTERED                     REGISTERED          PRICE            AGGREGATE               FEE
                                                                       PER SHARE        OFFERING PRICE

Common Stock, par value $.001 per share                60,000            $2.37             $142,200            $13.08 (1)

TOTAL:                                                 60,000            $2.37             $142,200            $13.08 (1)


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 28, 2002

                                     PART I
          INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.        PLAN INFORMATION

        Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2.        INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to the Internet Advisory Corporation, 150 E. 58th Street New York, NY 10022, (212) 421-8480.

                                     PART II
          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.        INCORPORATION OF DOCUMENTS BY REFERENCE.

           The following documents are incorporated by reference in this registration statement.

        a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

        b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

        c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's registration statement on Form 10-SB, as amended.

           All documents filed by the Registrant pursuant to Section 13 (a), 13
(c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.        DESCRIPTION OF SECURITIES

           Not applicable. See Item 3(c) above

ITEM 5.        INTEREST OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Kaplan Gottbetter & Levenson, LLP, ("KGL") whose opinion is attached hereto as Exhibit
5. Adam S. Gottbetter, Paul R. Levenson, and Steven M. Kaplan, partners in KGL, will be issued shares of common stock of the Registrant as payment for legal services rendered. KGL Investment, Ltd. currently owns 15,000 shares of the Registrant's common stock. KGL Investments, Ltd. is owned by Adam S. Gottbetter, Paul R. Levenson, and Steven M. Kaplan.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Pursuant to ss. 16-10a-902 of the Utah Revised Business Corporation Act (the "Utah Act"), the Registrant may indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. Pursuant to the Utah Act, the Registrant's Board of Directors may also indemnify its officers, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

        Registrant must indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director of officer of the Registrant, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful.

        Registrant may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of the Registrant who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Registrant with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant, and undertake to pay the advance if it is ultimately determined that they did not meet such standard of conduct.

        Also pursuant to the Utah Act, a corporation may set forth in its articles of incorporation, by- laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation of Section 16-10a-842 of the Utah Act (relating to the distributions made in violation of the Utah Act); and (iv) an intentional violation of criminal law. To date, the Registrant has not adopted such a provision in its Articles of Incorporation, By-Laws, or by resolution. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

        The Utah Act also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents. To date, the Registrant does not carry any such insurance.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8.        EXHIBITS

               Exhibits No.                  Description
               ------------                  -----------

                       4.             Modified Retainer Agreement dated February 11, 2002,
                                      between Registrant and Kaplan Gottbetter & Levenson, LLP.

                       5.             Opinion of Counsel, Kaplan Gottbetter & Levenson, LLP.

                       23.1           Consent of Counsel (included in Exhibit 5 hereto).

                       23.2           Consent of Radin Glass & Co., LLP, Auditors.

                       23.3           Consent of Mantyla McReynolds, Auditors.

ITEM 9.        UNDERTAKINGS

        1.      The Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided however, that paragraphs (a)(1)(i) and (a) (1)(ii) do not apply if the conformation required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act (and, where applicable, each filing of any employee benefits plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bonafide offering thereof.

        3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on the 9th day of April, 2002.


                                            THE INTERNET ADVISORY CORPORATION

                                             BY: /s/ Richard K. Goldring
                                                 -------------------------------
                                                    Richard K. Goldring,
                                                    President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

SIGNATURE                             TITLE                                DATE
---------                             -----                                ----

/s/ Richard Goldring                  President, and Chief Executive       April 9, 2002
--------------------------------
Richard Goldring                      Officer

/s/ Joseph A. Erickson                Treasurer, and Chief Financial       April 9, 2002
-------------------------------
Joseph A. Erickson                    Officer

MAJORITY OF THE BOARD OF DIRECTORS:

/s/ Richard Goldring                  Director                             April 9, 2002
-------------------------------
Richard Goldring

/s/ Joseph A. Erickson                Director                             April 9, 2002
------------------------------
Joseph A. Erickson

/s/ John Neilson                      Director                             April 9, 2002
----------------------------------
John Neilson



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